UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 31, 2006

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As previously reported, on September 21, 2006, the Board of Directors of Polymer Group, Inc. ( the “Company”) asked James L. Schaeffer to resign as Chief Executive Officer and Director of the Company and, pending receipt of his resignation, the Board relieved him of his duties as Chief Executive Officer.  On October 31, 2006, the Company entered into a Severance Agreement with Mr. Schaeffer (the “Severance Agreement”) pursuant to which the Company and Mr. Schaeffer agreed that Mr. Schaeffer’s employment with the Company and services as a Director and officer of the Company ended on October 31, 2006 (the “Termination Date”).

In accordance with the Severance Agreement, Mr. Schaeffer is entitled to receive his current base salary through the Termination Date.  In addition, as payment of severance, Mr. Schaeffer is entitled to receive (i) an amount equal to his current base salary until December 20, 2006, (ii) the vested portion of his restricted stock awards (less amounts previously withheld for taxes), totaling 30,782 shares of Class A Common Stock (the “Restricted Shares”), and (iii) the vested portion of his stock option grants, totaling options to acquire 48,750 shares of Class A Common Stock (the “Option Shares”).  The Restricted Shares and Option Shares will remain subject to the terms and conditions of the Company’s 2005 Restricted Stock Plan and 2003 Stock Option Plan, respectively, and accompanying grant agreements, except for identified provisions requiring forfeiture in the event of certain terminations.  All payments under the Severance Agreement are subject to applicable tax withholding by the Company.

Until September 21, 2007, the Company will pay the employer and employee portion of the premiums for group medical, dental and vision insurance (the “Health Benefits”) at the coverage levels in effect at the Termination Date.  In addition, the Company will pay the conversion premium under the Company’s group life insurance plan to convert the existing group life insurance policy on Mr. Schaeffer to an individual policy with current benefit levels and an initial term through September 21, 2007.  From the Termination Date until September 21, 2007, the Company shall also pay monthly to Mr. Schaeffer an amount equal to the amount the Company was paying on his behalf for long-term disability coverage.  Mr. Schaeffer also is entitled to continue his Health Benefits as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) beginning on March 21, 2007 and continuing through September 21, 2008, with the Company paying the full premiums until September 21, 2007.  The Company’s obligations with respect to the Health Benefits, life insurance and COBRA coverage will be limited to the extent Mr. Schaeffer obtains benefits from a subsequent employer that are no less favorable to him in the aggregate.

The Severance Agreement contains customary (a) confidentiality obligations for Mr. Schaeffer with respect to both Company and third-party confidential information, (b) non-compete and non-solicitation obligations for Mr. Schaeffer through September 21, 2007, and (c) protection of the Company’s intellectual property rights.  In addition, under the terms of the Company’s 2003 Stock Option Plan, Mr. Schaeffer will continue to be subject to the plan’s non-compete provisions for so long as the Option Shares remain outstanding.  In connection with the execution of the Severance Agreement, Mr.

Schaeffer also executed a General Release of claims in favor of the Company and certain of its affiliates and related parties.

Except as provided above, Mr. Schaeffer is not entitled to receive any other payments from the Company related to the termination of his employment, including without limitation payments pursuant to the Executive Employment Agreement, dated as of March 24, 2006, between Mr. Schaeffer and the Company (the “Executive Employment Agreement”), the Change in Control Severance Compensation Agreement, dated as of March 24, 2006, between Mr. Schaeffer and the Company (the “Change in Control Agreement”), or the Company’s bonus plan in respect of a bonus for the current fiscal year.

Item 1.02               Termination of a Material Definitive Agreement.

Each of the Executive Employment Agreement and the Change in Control Agreement was terminated in accordance with the terms and conditions of the Severance Agreement, without any obligation on the part of the Company or Mr. Schaeffer under either agreement for any event or transaction occurring prior to or following the termination of both agreements.

Item 5.02.              Departure of Directors or Principal officers; Election of Directors; Appointment of Principal Officers.

The disclosure required by this Item 5.02 is set forth in Items 1.01 and 1.02 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
(Registrant)

Date: November 6, 2006	By:	/s/ Willis C. Moore, III
Willis C. Moore, III
Chief Financial Officer